As filed with the Securities and Exchange
 Commission on November 15, 1996                    Registration No. 333-_______

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                ----------------------
                                       FORM S-8
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                             ---------------------------
                            HERBALIFE INTERNATIONAL, INC.

         NEVADA                                       22-2695420
(State of Incorporation or Organization) (I.R.S. Employer Identification Number)

                                1800 Century Park East
                            Los Angeles, California 90067
                                    (310) 410-9600
                       (Address of principal executive offices)

                HERBALIFE SENIOR EXECUTIVE DEFERRED COMPENSATION PLAN
                  HERBALIFE MANAGEMENT DEFERRED COMPENSATION PLAN
          HERBALIFE MASTER TRUST AGREEMENT FOR DEFERRED COMPENSATION PLANS
    AMENDED AND RESTATED 1991 STOCK OPTION PLAN OF HERBALIFE INTERNATIONAL, INC. HERBALIFE INTERNATIONAL, INC. 1992 AMENDED AND RESTATED EXECUTIVE INCENTIVE
                                  COMPENSATION PLAN
               HERBALIFE INTERNATIONAL, INC. AMENDED AND RESTATED 1994
                 PERFORMANCE-BASED ANNUAL INCENTIVE COMPENSATION PLAN
                              (Full title of the plans)
                               -----------------------
                                 DAVID R. ADDIS, ESQ.
                            HERBALIFE INTERNATIONAL, INC.
                                1800 CENTURY PARK EAST
                            LOS ANGELES, CALIFORNIA 90067
                                    (310) 410-9600
                                 (Agent for service)
                                ---------------------
              IT IS REQUESTED THAT COPIES OF COMMUNICATIONS BE SENT TO:
                                ANTHONY T. ILER, ESQ.
                                 IRELL & MANELLA LLP
                             333 S. HOPE ST., SUITE 3300
                            LOS ANGELES, CALIFORNIA 90071
                                    (213) 620-1555
                              -------------------------
           APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
      FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                           CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
    Title of Securities               Amount to be      Proposed Maximum Offering  Proposed Maximum Aggregate     Amount of
     to be registered                  registered (1)        Price Per Share           Offering Price(2)       Registration Fee
--------------------------------------------------------------------------------------------------------------------------------
Common Stock ($.01 par value)         5,000,000 shares           $21.56                  $107,800,000             $37,172.41
Deferred Compensation Obligations(3)    $9,000,000                 100%                    $9,000,000              $3,103.45
--------------------------------------------------------------------------------------------------------------------------------



(1) A total of 3,354,000 shares were registered on: (i) the Form S-8 Registration Statement filed on August 9, 1993, at which time payment of the registration fee of $16,906.00 for 3,254,000 shares was made and (ii) the Form S-8 Registration Statement filed on September 6, 1994, at which time payment of the registration fee of $728.45 for 100,000 shares was made (collectively, the "Prior Registrations"). The shares registered pursuant to this Form S-8 are in addition to the shares previously registered under the Prior Registrations.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 based upon the average of the high and low sale prices of the Common Stock on the Nasdaq National Market System on November 8, 1996.
(3) The Deferred Compensation Obligations are unsecured obligations of Herbalife International, Inc. to pay deferred compensation in the future in accordance with the terms and conditions of the Herbalife Senior Executive Deferred Compensation Plan, the Herbalife Management Deferred Compensation Plan and the Herbalife Master Trust Agreement for Deferred Compensation Plans.

                                   EXPLANATORY NOTE

    On August 9, 1993, Herbalife International, Inc. (the "Company"), filed a Registration Statement on Form S-8 containing a prospectus meeting the requirements of Part I of Form S-3 relating to reofferings by certain persons of 3,254,000 shares of common stock, $0.01 par value per share ("Common Stock") which have been or may be acquired pursuant to the Herbalife International, Inc. 1991 Stock Option Plan (the "1991 Plan") and certain employment agreements with executive officers. On September 6, 1994, the Company filed a Registration Statement on Form S-8 which registered an additional 100,000 shares of the Company's Common Stock acquired by an officer of the Company pursuant to a restricted stock agreement with the Company and contained a revised reoffer prospectus reflecting the additional shares registered thereby as well as certain additional disclosures.

    Pursuant to General Instruction E of Form S-8, this Registration Statement on Form S-8 (the "Registration Statement") registers an additional 1,900,000 shares of the Company's Common Stock which may be acquired pursuant to the 1991 Plan, and contains a revised reoffer prospectus reflecting the additional shares registered hereby as well as certain additional disclosures.

    This Registration Statement (including the reoffer prospectus included herein) also registers shares which have been or may be acquired pursuant to the Herbalife International, Inc. Amended and Restated 1994 Performance-Based Annual Incentive Compensation Plan (the "1994 Plan"). The total number of shares of Company Stock that may be issued under the 1994 Plan in any fiscal year of the Company, and the number of shares of Common Stock that may be issued under the 1994 Plan in any fiscal year of the Company to any single participant, may not exceed five percent (5%) of the number of issued and outstanding shares of Common Stock at the beginning of the prior fiscal year. In addition, this Form S-8 registers shares which have been or may be acquired pursuant to the Herbalife International, Inc. 1992 Amended and Restated Executive Incentive Compensation Plan (the "1992 Plan"). The total number of shares of Company Stock that may be issued under the 1992 Plan in any fiscal year of the Company, and the number of shares of Common Stock that may be issued under the 1992 Plan in any fiscal year of the Company to any single participant, shall not exceed the excess of (a) five percent (5%) of the number of issued and outstanding shares of Common Stock at the beginning of the prior fiscal year over (b) the number of shares of Common Stock issued during the prior fiscal year under the 1994 Plan. This Form S-8 registers an aggregate of 3,100,000 shares of Company Stock issuable under the 1994 Plan and the 1992 Plan.

    This Form S-8 also registers $9,000,000 in unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms and conditions of the Herbalife Senior Executive Deferred Compensation Plan, the Herbalife Management Deferred Compensation Plan and the Herbalife Master Trust Agreement for Deferred Compensation Plans (the "Deferred Compensation Obligations").

                                        PART I

                 INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

    Pursuant to the requirements of the Note to Part I of Form S-8 and Rule 428(b)(1) of the Rules under the Securities Act of 1933, as amended, the information required by Part I of Form S-8 is incorporated by reference in the Reoffer Prospectus which follows. The Reoffer Prospectus, together with the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, constitutes the Section 10(a) Prospectus.

                                  REOFFER PROSPECTUS

    The material which follows, up to but not including the pages beginning
Part II of this Registration Statement, constitutes a prospectus prepared in accordance with the applicable requirements of Part I of Form S-3 and General Instruction C to Form S-8, to be used in connection with resales of securities acquired under the Registrant's 1991 Stock Option Plan, the Registrant's Amended and Restated 1994 Performance Based Annual Incentive Compensation Plan and the Registrant's 1992 Amended and Restated Executive Incentive Compensation Plan.

                            HERBALIFE INTERNATIONAL, INC.
                                     COMMON STOCK
                                   ($.01 PAR VALUE)

                                   5,000,000 SHARES
                                    ______________

    This Prospectus relates to 5,000,000 shares of common stock, $0.01 par value per share ("Common Stock"), of Herbalife International, Inc., a Nevada corporation (the "Company"), which may be offered from time to time by one or all of the selling stockholders named herein (the "Selling Stockholders") or, pursuant to General Instruction C to Form S-8, in a supplement to this Prospectus. The Company will receive no part of the proceeds of such sales.
The Company has agreed to pay certain costs and expenses incurred in connection with the registration of the shares of Common Stock offered hereby, except that the Selling Stockholders shall be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such shares. See "Plan of Distribution."

    The Selling Stockholders may sell all or a portion of the shares offered hereby from time to time on the National Market System of the National Association of Securities Dealers Automated Quotation System (the "NASDAQ-NMS") at prevailing prices at the time of such sales, at prices related to such prevailing prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders. The Selling Stockholders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. To the extent required, the specified shares to be sold, the public offering price, the names of any such broker-dealers, and any applicable commission or discount with respect to any particular offer will be set forth in a supplement to this Prospectus. See "Plan of Distribution."

    The Common Stock of the Company is traded on the NASDAQ-NMS. On November 8, 1996, the closing sale price of the Company's Common Stock was $21.13 per share.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        FOR INFORMATION CONCERNING CERTAIN FACTORS RELATING TO THIS OFFERING,
                                 SEE "RISK FACTORS."

                  The date of this Prospectus is November 15, 1996.

                                  TABLE OF CONTENTS

                                                                    PAGE

AVAILABLE INFORMATION.............................................   iii

DOCUMENTS INCORPORATED BY REFERENCE...............................    iv

THE COMPANY.......................................................     v

RISK FACTORS......................................................     v

USE OF PROCEEDS...................................................     x

SELLING STOCKHOLDERS..............................................     x

PLAN OF DISTRIBUTION..............................................   xii

LEGAL MATTERS.....................................................   xii

EXPERTS...........................................................   xii


    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION.

                                AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 W. Madison Street, 14th Floor, Chicago, Illinois 60661. Copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

    The Company has filed with the Commission a registration statement on Form S-8 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement, including the exhibits filed or incorporated as a part thereof. Statements contained herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the Commission.

                         DOCUMENTS INCORPORATED BY REFERENCE

    The following documents heretofore filed by the Company under the Exchange Act with the Commission are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1995; (2) the Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and (3) the description of the Company's Common Stock as set forth in the registration statement filed by the Company on Form 8-A pursuant to Section 12(g) of the Exchange Act, and any amendments thereto filed with the Commission for the purpose of updating such description.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock made hereby shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents, except as to any portion of any future Annual or Quarterly Report to the Company's stockholders that is not deemed to be filed under said provisions. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide, without charge, to each person to whom a copy of this Prospectus has been delivered, on the request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits thereto. Written or oral requests for such copies should be directed to Herbalife International, Inc. at 1800 Century Park East, Los Angeles, California 90067, Attention: Chief Counsel. The telephone number is (310) 410-9600.

                                     THE COMPANY

    The Company markets weight control products, food and dietary supplements and a new line of personal care products worldwide through a network marketing system. The Company currently conducts business in 33 countries located in The Americas, Europe and Asia/Pacific Rim. Retail sales derived from North America, Europe and Asia/Pacific Rim represented 28%, 35% and 37%, respectively, of the Company's total retail sales for the third quarter of 1996.

    Herbalife International, Inc. operates through 37 wholly-owned domestic and foreign subsidiaries. Except as the context otherwise requires, references to the "Company" include Herbalife International, Inc. and its operating subsidiaries. The Company's executive offices are located at 1800 Century Park East, Los Angeles, California 90067. The Company's telephone number is (310) 410-9600.

    The Company began operations in February 1980 as a California limited partnership and operated in that form through December 1985, with the exception of an interim period from October 1981 through August 1983 when the business was operated through a California corporation. In January 1986, the Company's business was transferred from the California limited partnership to its corporate general partner, Herbalife International of America, Inc. ("Herbalife of America"). In November 1986, Herbalife of America was acquired in a stock-for-stock reorganization by Sage Court Ventures, Inc. ("Sage Court"). As a result of the acquisition, Herbalife of America became a wholly-owned subsidiary of Sage Court and the former stockholders of Herbalife of America acquired a controlling interest in Sage Court. Sage Court's name was formally changed to Herbalife International, Inc. in December 1986.

                                     RISK FACTORS

PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY SHOULD CONSIDER CAREFULLY THE INFORMATION SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, IN DETERMINING WHETHER TO PURCHASE SHARES OF COMMON STOCK OFFERED HEREBY.

DEPENDENCE ON DISTRIBUTORS

    The Company's success depends in significant part upon its ability to attract, maintain and motivate a large base of distributors. In its efforts to attract and retain distributors, the Company competes with other network marketing organizations, including those in the food and dietary supplements industry. In addition, as a result of the Company's network marketing system and its international sponsorship program, the distributor organizations headed by a relatively small number of key distributors are responsible for a significant percentage of total retail sales (in many cases, including retail sales in several different countries). The Company does not believe that the loss of any key distributor would necessarily result in the loss of a significant number of that distributor's downline organization members because of the Company's generally good relations with its distributors and because of the significant incomes that many distributors would forego by ceasing to distribute the Company's products. However, the loss of a key distributor together with a significant number of downline distributors, or the loss of a significant number of distributors for any reason, could adversely affect sales of the Company's products and could impair the Company's ability to attract new distributors.

    The Company's ability to attract and retain distributors has been and could again be negatively affected by adverse publicity relating to the Company, its products or its operations, including its network marketing system. In the mid-1980s, the Company's products and marketing system became the subject of regulatory scrutiny in the United States, resulting in large part from claims and representations made about the Company's products (including impermissible therapeutic claims), that caused a rapid, substantial loss of distributors in the United States and a corresponding reduction in sales beginning in 1985. See "Sales and Earnings Volatility." There can be no assurance that the Company's distributor base or sales will not again be negatively affected by adverse publicity or regulatory action.

REGULATION

    In both its United States and foreign markets, the Company is or may be subject to or affected by extensive governmental regulations, including, among other things, regulations pertaining to (i) product formulation, labeling and packaging, (ii) product claims and advertising, whether made by the Company or its distributors, (iii) the Company's network marketing system, and
(iv) transfer pricing and similar regulations that affect the level of foreign taxable income and customs duties.

    The Company could be found not to be in compliance with existing regulations as a result, among other things, of the ambiguous nature of certain of the regulations, the considerable interpretive and enforcement discretion given to regulators or misconduct by distributors, who are generally independent contractors over whom the Company has limited control. Any assertion or determination that the Company or its distributors are not in compliance with existing regulations could have a material adverse effect on the Company. The Company's business has been materially, adversely affected in the past as a result of regulatory activities. See "Sales and Earnings Volatility."

    In addition, the adoption of new regulations in the United States or elsewhere, or changes in the interpretation of existing regulations, could have a material adverse effect on the Company. For example, in June 1993 the United States Food and Drug Administration (the "FDA"), among other things, gave advance notice of proposed rulemaking outlining the options being considered by the FDA for establishing a comprehensive regulatory scheme for various forms of dietary supplements, including those containing herbal ingredients. Currently, in order for the Company to market its products, such products must be "safe" within the meaning of United States laws and regulations, including the Food, Drug and Cosmetic Act, as amended. The Company believes that all of its products are safe within that meaning. In particular, the Company believes that Thermojetics-TM-, which includes a Chinese herb known as "Ma Huang" that contains naturally-occurring ephedrine in small quantities, is safe based upon the common use of Ma Huang in foods for many years. Under the applicable laws and regulations, the general recognition of a substance's safety can be based upon experience obtained through its common use in foods. However, the Company cannot determine the effect that future FDA action or other future governmental regulations or administrative orders may have on the Company's business. Such regulations and orders could require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not capable of reformulation, expanded documentation of the properties of certain products or scientific substantiation regarding product ingredients, safety or usefulness. Furthermore, Ma Huang has recently been the subject of adverse publicity in the United States and other countries. Thermojetics-TM-contributed approximately 3% to sales in both 1995 and the nine months ended September 30, 1996. Following the introduction of Thermojetics-TM- into Canada in February 1993, the Company received informal notice that the Canadian Department of Health and Welfare was investigating the existence of ephedrine in food products. As a result, the Company suspended shipment of Thermojetics-TM-into Canada in March 1993. The Company then reformulated the product to reduce its ephedrine level and, upon obtaining notice that the reformulated product was acceptable to Canadian authorities, renewed sales of Thermojetics-TM- in June 1993. Certain states have recently restricted, limited or prohibited the sale of the Ma Huang herb. The Company does not ship product containing Ma Huang to those states which limit the sale of this product. There is a risk that Ma Huang may be subject to further regulation in the United States in the future, as a result of FDA action or otherwise, which could require the reformulation of the Thermojetics-TM- tablet with reduced ephedrine levels or with an acceptable substitute for Ma Huang. While the Company believes the product could be reformulated if required, there can be no assurance in this regard, and any inability to reformulate the product could have an adverse effect on the Company. The foregoing risks associated with Ma Huang are examples only; it is possible that an ingredient in any of the Company's products could be the subject of adverse publicity or regulation.

    Governmental regulations in countries where the Company plans to commence or expand operations may prevent or delay entry into the market or prevent or delay the introduction or require the reformulation of certain of the Company's products, such as Thermojetics-TM-. Regulatory action, whether or not it results in a final determination adverse to the Company, could create negative publicity, with detrimental effects on the motivation and recruitment of distributors and, consequently, on sales.

DEPENDENCE ON KEY PERSONNEL

    The business of the Company, in particular the operation of its distributor network, is substantially dependent upon the active participation of Mark Hughes, the Company's principal stockholder, Chairman of the Board, Chief Executive Officer and President. The loss of Mr. Hughes' services would adversely affect the business of the Company.

SALES AND EARNINGS VOLATILITY

    The Company's sales and earnings have been subject to significant volatility in the past. In the mid-1980s, the Company's products and network marketing system became the subject of regulatory scrutiny in the United States resulting in large part from claims and representations made about the Company's products, including impermissible therapeutic claims. Although the Company responded by instituting certain regulatory compliance measures, as a result of the adverse publicity generated by the regulatory activities the Company experienced, beginning in 1985, a rapid, substantial loss of distributors in the United States and a corresponding reduction in sales. In addition, the Company's sales in the United States were adversely affected by competition from other weight control products. As a consequence, from 1987 (the Company's first full year as a public company) through 1990, the Company's operations resulted either in net losses ($2.4 million in 1990 and $6.3 million in 1988) or modest net income ($1.0 million in 1989 and $1.1 million in 1987). While the Company's financial performance significantly improved from 1991 through the nine months ended September 30, 1996 as a result of new business strategies, there can be no assurance that the Company will not again be adversely affected by regulatory actions, negative publicity or competition.

    The Company's sales and earnings continue to be subject to significant potential volatility based upon, among other things, the adverse effect of distributors' or the Company's failure, and allegations of their failure, to comply with applicable regulations, which have in the past and could again in the future result in the removal of certain products from sale in certain countries, either temporarily or permanently; the negative impact of changes in or interpretations of regulations that may limit or restrict the sale of certain of the Company's products, the operation of its network marketing system, the expansion of its operations into new markets, the introduction of its products into each market and the recruitment and retention of distributors; the inability of the Company to introduce new products or the introduction of new products by the Company's competitors; general conditions in the food and dietary supplements industry or the network marketing industry; and consumer perceptions of the Company's products and operations. In particular, because the Company's products are ingested by consumers or applied to their bodies, the Company is highly dependent upon consumers' perception of the safety and quality of its products. As a result, substantial negative publicity concerning one or more of the Company's products, such as Thermojetics-TM-, or other food and dietary supplements similar to the Company's products could adversely affect the Company's sales and earnings.

UNCERTAINTIES ASSOCIATED WITH BUSINESS EXPANSION

    EXISTING MARKETS; DECLINES IN RATE OF GROWTH AND SALES. Since 1989, after entering a country the Company has generally experienced an initial period of rapid growth in sales as new distributors were recruited and the Company's principal weight control products were introduced. Following this initial growth period, the Company has generally experienced a decline in the rate of growth and, in certain cases, a decline in sales. The Company believes that a significant factor affecting these markets has been the opening of other new markets within the same geographic region or with the same or similar language or cultural bases and the corresponding tendency of some key distributors to focus their attention on business opportunities provided by new markets instead of preexisting markets. The continuation of growth, the maintenance of sales and the retention of distributors in existing markets depend significantly on the Company's ability to introduce additional products. The Company seeks to introduce one or two additional products each year in its existing markets beginning approximately in the first or second year after commencement of operations in each market, subject to obtaining necessary regulatory approvals. There can be no assurance that the Company's efforts to obtain required regulatory approvals of its products will be successful or that such additional products, if introduced, will have the desired positive impact on sales or retention of distributors.

    UNCERTAIN ABILITY TO ENTER NEW MARKETS. The Company's continued growth is dependent in significant part upon its ability to expand its operations into new markets. As compared to new market openings in the past, the Company may have greater difficulty opening new markets in the future due to greater regulatory barriers, the necessity of adapting to entirely new regulatory systems and problems related to entering new markets with different cultural bases and political systems from those encountered in the past.

RELIANCE ON OUTSIDE MANUFACTURERS

    All of the Company's products are manufactured by outside companies. Raven Industries, Inc. ("Raven") manufactures the Company's powder products, and D & F Industries, Inc. ("D & F") supplies the Company's tablet products, including Activated Fiber[tm], one of the Company's tablet products pursuant to a licensing agreement from Dynamic Products, Inc., a California corporation ("Dynamic"). In addition, in May 1993, the Company entered into requirements contracts with each of Raven and Dynamic, pursuant to which the Company has agreed to purchase all of its requirements of powder products from Raven and all of its requirements of tablet, capsule, liquid, cream and lotion products from Dynamic or D & F to the extent each such manufacturer is capable or becomes capable of manufacturing such products. The Company does not maintain its own product research, development and formulation staff and relies on Raven and D & F for such services. These services provided by Raven and D & F are very important to the Company. The Company's ability to enter new markets and sustain satisfactory levels of sales in each market is dependent in significant part upon the ability of Raven and D & F to reformulate existing products for introduction into the Company's markets. The development of additional new products in the future will likewise be dependent in significant part on the services of Raven and D & F.

OWNERSHIP OF PROPRIETARY RIGHTS

    The Company does not own the proprietary rights to its weight management products and its food and dietary supplements. However, the developer and supplier of all these products has granted the Company the exclusive right to market any product which the Company purchases from the suppliers thereby granting the Company the practical equivalent of ownership of the formulations of these products during the term of the supply agreements. The Company has obtained or has applications pending for trademark registration of certain of its tradenames in certain jurisdictions. However, there can be no assurance that another company will not replicate one of the Company's products. In addition, Raven and D & F own certain product formulations and manufacturing processes relating to the Company's products. Two individuals (not affiliates of the Company) are principal stockholders of each of D & F, Raven and Dynamic Products, Inc.

    Mark Hughes owns a one-third ownership interest in Raven and a one-fifth ownership interest in Dynamic.

ABSENCE OF CLINICAL STUDIES AND SCIENTIFIC REVIEW; FAILURE TO CONSUME AS
SUGGESTED

    In general, the Company's products consist of weight control products, food and dietary supplements and personal care products about which the Company makes no therapeutic claims and which the Company believes do not require approvals from the FDA or, in the United States market, other regulatory agencies prior to sale. Accordingly, the Company does not conduct clinical studies of its products or otherwise subject them to scientific review. In addition, the Company's products consist of herbs, vitamins, minerals and other ingredients that the Company regards as safe when taken as suggested by the Company. However, because the Company is highly dependent upon consumers' perception of the safety and quality of its products as well as similar products distributed by other companies, the Company could be adversely affected in the event any of the Company's products or any similar products distributed by other companies should prove or be asserted to be harmful to consumers. In addition, because of the Company's dependence upon consumer perceptions, adverse publicity associated with illness or other adverse effects resulting from consumers' failure to consume the Company's products as suggested by the Company or other misuse or abuse of the Company's products or any similar products distributed by other companies could have a material adverse impact on the Company.

COMPETITION

    The Company is subject to significant competition from other network marketing organizations, including those that market food and dietary supplements as well as other products, for the recruitment of distributors. Some of the Company's competitors are substantially larger and have available considerably greater financial resources than the Company. The Company's ability to remain competitive depends, in significant part, on the Company's success in recruiting and retaining distributors through an attractive compensation plan and other incentives.

    In addition, the business of marketing food and dietary supplements, in particular weight control products, is highly competitive. This market segment includes numerous manufacturers, distributors and marketers that actively compete for the business of consumers both in the United States and abroad. The market is highly sensitive to the introduction of new products or weight control plans that may rapidly capture a significant share of the market.

DEPENDENCE UPON MATERIAL FOREIGN OPERATIONS AND POTENTIAL REGULATORY CHANGES

    Approximately 64% and 75% of the Company's total retail sales for 1995 and the nine months ended September 30, 1996, respectively, were generated outside the United States. Such reliance on foreign markets exposes the Company to the risks associated with foreign operations, including, among other things, changes in or interpretations of foreign regulations that may limit the Company's ability to sell certain products, conduct a network marketing system or repatriate profits to the United States, exposure to currency fluctuations, and the potential imposition of trade or foreign exchange restrictions or increased tariffs. As the Company continues to expand its international operations, these and other risks associated with international operations are likely to increase.

PRODUCT LIABILITY CLAIMS

    As a marketer of food and dietary supplements and other products that are ingested by consumers or applied to their bodies, the Company may be subjected to various product liability claims, including, among other things, that its products contain contaminants or include inadequate instructions as to use or inadequate warnings concerning side effects and interactions with other substances. While such claims to date have not been material to the Company and the Company maintains product liability insurance, it is possible that widespread product liability claims and the resultant adverse publicity could adversely affect the Company.

CONCENTRATION OF STOCK OWNERSHIP

    Mr. Hughes currently owns approximately 56.61% of the outstanding shares of Common Stock of the Company. Accordingly, Mr. Hughes currently has and will retain the power to elect the entire Board of Directors of the Company and determine the outcome of all matters submitted to the Company's stockholders for approval.

SHARES AVAILABLE FOR FUTURE PUBLIC SALE

    In addition to shares already publicly held, as of October 31, 1996, up to 17,180,619 shares held by current directors and executive officers (excluding shares issuable upon exercise of stock options) are currently available for sale pursuant to Rule 144 under the Securities Act.

                                   USE OF PROCEEDS

    The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby.

                                 SELLING STOCKHOLDERS

    The shares of Common Stock covered by this Prospectus are being registered for reoffers and resales by Selling Stockholders of the Company who have or may acquire such shares pursuant to the exercise of options that may be granted under the Company's 1991 Stock Option Plan (the "Plan") or that have been granted pursuant to or may be acquired upon exercise of options granted under certain employment and restricted stock agreements with executive officers. The Selling Stockholders named below may resell all, a portion, or none of the shares that they have acquired or may acquire pursuant to the exercise of options.

    Key employees deemed to be "affiliates" of the Company who acquire registered Common Stock under the Plan may be added to the Selling Stockholders listed below from time to time, either by means of a post-effective amendment hereto or by use of a prospectus filed pursuant to Rule 424 under the Securities Act. An "affiliate" is defined in Rule 405 under the Securities Act as a "person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with," the Company.

    The following table shows the names of the Selling Stockholders, their positions with the Company, the number of shares of Common Stock known by the Company to be beneficially owned by them as of October 31, 1996, the number of shares covered by this Prospectus and the number of shares of Common Stock to be owned by each Selling Stockholder if such Selling Stockholder were to sell all of his shares of Common Stock covered by this Prospectus.

------------------------------------------------------------------------------------------------------------------------
                                                                  NUMBER OF                             PERCENTAGE OF
                                              NUMBER OF            SHARES             NUMBER OF         CLASS TO BE
                                               SHARES            COVERED BY          SHARES TO BE        BENEFICIALLY
                         POSITION            BENEFICIALLY           THIS              HELD AFTER        OWNED AFTER
SELLING STOCKHOLDER   WITH THE COMPANY          OWNED           PROSPECTUS(1)       OFFERING(1)(2)      OFFERING(1)(2)
-------------------    ----------------          -----           -------------       --------------     --------------
------------------------------------------------------------------------------------------------------------------------
Mark Hughes          Chairman,               16,891,438              (1)              16,891,438           56.61%
                     President and Chief
                     Executive Officer
------------------------------------------------------------------------------------------------------------------------
Dr. David B. Katzin  Executive Vice            34,681                (1)               34,681                (3)
                     President, Chief
                     Medical Affairs
                     Officer and
                     Chairman of the
                     Herbalife Scientific
                     Board
------------------------------------------------------------------------------------------------------------------------
Christopher Pair     Executive Vice              --                  (1)                 --                  (3)
                     President --
                     International and
                     Corporate
                     Administration,
                     Secretary and
                     Director
------------------------------------------------------------------------------------------------------------------------
Michael Rosen        Executive Vice           100,000                (1)              100,000                (3)
                     President --
                     Corporate
                     Marketing and
                     Director
------------------------------------------------------------------------------------------------------------------------
Timothy Gerrity      Executive Vice            17,500                (1)               17,500                (3)
                     President and Chief
                     Financial Officer
------------------------------------------------------------------------------------------------------------------------
David R. Addis       Chief Counsel            137,000                (1)              137,000                (3)
------------------------------------------------------------------------------------------------------------------------
Edward J. Hall       Director                   --                   (1)                 --                  --
------------------------------------------------------------------------------------------------------------------------
Alan Liker           Director                   --                   (1)                 --                  --
------------------------------------------------------------------------------------------------------------------------
Christopher M. Miner Director                   --                   (1)                 --                  --
------------------------------------------------------------------------------------------------------------------------


(1) Includes an indeterminate number of shares which may have been or may be issued under the Company's 1991 Plan, 1992 Plan and 1994 Plan, up to an aggregate number of shares equal to the shares covered by this Reoffer Prospectus. See "Explanatory Note."

(2) Assumes that no additional shares are purchased and sold by any Selling Stockholder.

(3) Less than one percent of outstanding shares.

                                 PLAN OF DISTRIBUTION

    The sale of all or a portion of the shares of Common Stock offered hereby by the Selling Stockholders may be effected from time to time on the NASDAQ-NMS at prevailing prices at the time of such sales, at prices related to such prevailing prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders. The Selling Stockholders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act.

    To the extent required under the Securities Act, a supplement to this Prospectus will be filed disclosing (a) the name of any such broker-dealers, (b) the number of shares involved, (c) the price at which such shares are to be sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented, and (f) other facts material to the transaction.

    There is no assurance that any of the Selling Stockholders will sell any or all of the shares of Common Stock offered hereby.

    The Company has agreed to pay certain costs and expenses incurred in connection with the registration of the shares of Common Stock offered hereby, except that the Selling Stockholders shall be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such shares.

                                    LEGAL MATTERS

    The validity of the securities offered hereby will be passed upon for the Company by the law firm of Irell & Manella LLP, Los Angeles, California.

                                       EXPERTS

    The consolidated financial statements as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Deloitte &
Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                       PART II

                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

    The following documents filed with the Commission by the Company are incorporated herein by reference:

         (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

         (2) the Company's Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and

         (3) the description of the Common Stock contained in the Form 8-A Registration Statement registering the Common Stock pursuant to
    Section 12(g) of the Exchange Act, and any amendments thereto filed with the Commission for the purpose of updating such description.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date this Registration Statement is filed with the Commission, and prior to the filing of a post-effective amendment which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as indicated herein.

ITEM 4. DESCRIPTION OF SECURITIES.

    The Company maintains two deferred compensation plans for select groups of management or highly compensated employees: the Herbalife Management Deferred Compensation Plan, effective January 1, 1996 (the "Management Plan", applicable to eligible employees below the rank of Senior Vice President) and the Herbalife Senior Executive Compensation Plan, effective January 1, 1996 (the "Senior Executive Plan, applicable to eligible employees at the rank of Senior Vice President and higher) (collectively with the Management Plan and the Herbalife Master Trust Agreement for Deferred Compensation Plans, effective January 1, 1996, the "Deferred Compensation Plans"). The Deferred Compensation Plans allow eligible employees, who are selected by the administrative committee that manages and administers the plans (the "Deferred Compensation Committee"), to elect to defer up to fifty percent (50%) of their base annual salary and up to one hundred percent (100%) of their annual bonus for each calendar year (the "Annual Deferral Amount"). The Company makes matching contributions on behalf of each participant in the Senior Executive Plan ("Company Matching Contributions") of one hundred percent (100%) of the amount deferred by each such participant up to ten percent (10%) of the participant's base annual salary. Each participant in either Deferred Compensation Plan has at all times a fully vested and nonforfeitable interest in each year's contribution, including interest credited thereto, and in any Company Matching Contributions, if applicable. In connection with a participant's election to defer an Annual Deferral Amount, the participant may also elect to receive a short-term payout, equal to the Annual Deferral Amount plus interest and payable five or more years from the first day of the year in which the Annual Deferral Amount is actually deferred. Subject to the short term payout provision and certain execptions for unforeseeable financial emergencies, a participant may not withdraw, without incurring a ten percent (10%) withdrawal penalty, all or any portion of his or her account under the Deferred Compensation Plans prior to the date that such participant either (a) is determined by the Deferred Compensation Committee to have incurred permanent and total disability or (b) terminates employment with the Company. The obligations of the Company under the Deferred Compensation Plans are unfunded and unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Deferred Compensation Plans.

    A participant's right or the right of any other person to the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged or encumbered except by a written designation of a beneficiary under the Deferred Compensation Plans, or, if no beneficiary designation has been made, to the participant's surviving spouse. If the participant has no surviving spouse, the benefits remaining under the Deferred Compensation Plans shall be paid to the participant's issue upon the principle of representation, and if there is no such issue, to the participant's estate.

    The Company reserves the right to amend or terminate the Deferred Compensation Plans at any time, except that no such amendment or termination shall adversely affect the right of each Participant to the balance of his or her deferred account as of the date of such amendment or termination.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

    Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 78.751 of the General Corporation Law of Nevada ("GCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of any action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that in view of all the circumstances of the case such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Section 78.751 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

    The Articles of Incorporation, as amended (the "Articles"), and Restated By-Laws of the Company provide, in effect, that to the extent and under the circumstances permitted by Section 78.751 of the GCL and subject to certain conditions, the Company shall indemnify any person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding of the type described above by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation.

    The Company has also entered into indemnification agreements with each of its directors and executive officers providing, among other things, that the director or officer shall be indemnified to the fullest extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in any action, suit or proceeding of the type described above by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation. In furtherance of such indemnification agreements, the Company has established a $1,000,000 trust fund from which payments owing under the indemnification agreements may be made. The initial term of the trust is ten years.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

    None.

ITEM 8. EXHIBITS.

       EXHIBIT
       NUMBER      DESCRIPTION
       -------     -----------

        4          Form of Common Stock Certificate(1)
        5          Legal Opinion of Irell & Manella LLP(2)
       23.1        Consent of Independent Auditors - Deloitte & Touche LLP(2)
       23.2        Consent of Irell & Manella LLP (included in legal opinion
                   filed as Exhibit 5)
       24          Power of Attorney (included on the signature pages filed
                   herewith)
       99.1        Herbalife Senior Executive Deferred Compensation Plan,
                   effective January 1, 1996(3)
       99.2        Herbalife Management Deferred Compensation Plan, effective
                   January 1, 1996(3)
       99.3        Herbalife Master Trust Agreement for Deferred Compensation
                   Plans, effective January 1, 1996(3)
       99.4        Amended and Restated 1991 Stock Option Plan of Herbalife
                   International, Inc.(4)
       99.5        Herbalife International, Inc. 1992 Amended and Restated
                   Executive Incentive Compensation Plan(4)
       99.6        Herbalife International, Inc. Amended and Restated 1994
                   Performance-Based Annual Incentive Compensation Plan(4)
____________________________

       (1) Incorporated by reference to the Company's Registration Statement on Form S-1 (No. 33-66576) declared effective by the Securities and Exchange Commission on October 8, 1993.

       (2)         Filed herewith.

         (3) Incorporated by reference to the Company's Annual report on Form 10-K for the year ended December 31, 1995.

         (4) Incorporated by reference to the Company's Definitive Proxy Statement relating to its 1996 Annual Meeting of Stockholders.


ITEM 9. UNDERTAKINGS.

    1.   The undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that paragraphs (1)(a)(i) and (1)(a)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    2. The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 15th day of November, 1996.

                   HERBALIFE INTERNATIONAL, INC.
                   (a Nevada corporation)
                        Registrant

                        By:  /s/ CHRISTOPHER PAIR
                             ____________________________________________
                             Christopher Pair
                             Executive Vice President -- International and Corporate Administration, Secretary and Director


                                       -xviii-

                                  POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

    That the undersigned officers and directors of Herbalife International, Inc., a Nevada corporation, do hereby constitute and appoint Mark Hughes, Chairman, President and Chief Executive Officer, the lawful attorney-in-fact and agent, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent determines to be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulation or requirements of the Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement and to any and all instruments or documents filed as part of or in connection with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorney and agent shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

    IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of November 15, 1996.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on November 15, 1996.

    Signature                          Title
    ---------                          -----

  /s/ MARK HUGHES
_______________________________        Chairman, President and Chief
    Mark Hughes                        Executive Officer of Herbalife
                                       International, Inc. (Principal Executive
                                       Officer)

  /s/ CHRISTOPHER PAIR
_______________________________        Director, Executive Vice President
    Christopher Pair                   -- International and Corporate
                                       Administration and Secretary

  /s/ TIMOTHY GERRITY
_______________________________        Executive Vice President and Chief
    Timothy Gerrity                    Financial Officer of Herbalife
                                       International, Inc. (Principal Financial
                                       and Accounting Officer)

  /s/ MICHAEL ROSEN
_______________________________        Director and Executive Vice
    Michael Rosen                      President -- Corporate Marketing

  /s/ EDWARD J. HALL
_______________________________        Director
    Edward J. Hall


  /s/ ALAN LIKER
_______________________________        Director
    Alan Liker


  /s/ CHRISTOPHER M. MINER
_______________________________        Director
    Christopher M. Miner

                          SECURITIES AND EXCHANGE COMMISSION
                                   WASHINGTON, D.C.



                                       EXHIBITS
                                          TO
                                       FORM S-8
                                        UNDER
                                SECURITIES ACT OF 1933


                            HERBALIFE INTERNATIONAL, INC.



                                    EXHIBIT INDEX


    EXHIBIT
    NUMBER    DESCRIPTION
    ------    -----------

     4        Form of Common Stock Certificate(1)
     5        Legal Opinion of Irell & Manella LLP(2)
    23.1      Consent of Independent Auditors - Deloitte & Touche LLP(2)
    23.2      Consent of Irell & Manella LLP (included in legal opinion filed as Exhibit 5)
    24        Power of Attorney (included on the signature pages filed
              herewith)
    99.1      Herbalife Senior Executive Deferred Compensation Plan(3)
    99.2      Herbalife Management Deferred Compensation Plan(3)
    99.3      Herbalife Master Trust Agreement for Deferred Compensation
              Plans(3)
    99.4      Amended and Restated 1991 Stock Option Plan of Herbalife
              International, Inc.(4)
    99.5      Herbalife International, Inc. 1992 Amended and Restated Executive
              Incentive Compensation Plan(4)
    99.6      Herbalife International, Inc. Amended and Restated 1994
              Performance-Based Annual Incentive Compensation Plan(4)
____________________________

    (1) Incorporated by reference to the Company's Registration Statement on Form S-1 (No. 33-66576) declared effective by the Securities and Exchange Commission on October 8, 1993.

    (2)  Filed herewith.

    (3) Incorporated by reference to the Company's Annual report on Form 10-K for the year ended December 31, 1995.

    (4) Incorporated by reference to the Company's Definitive Proxy Statement relating to its 1996 Annual Meeting of Stockholders.

                                      EXHIBIT 5

                         LEGAL OPINION OF IRELL & MANELLA LLP

                         [LETTERHEAD OF IRELL & MANELLA LLP]

                                  November 15, 1996


Herbalife International, Inc.
1800 Century Park East
Los Angeles, California 90067

Ladies and Gentlemen:

    We have acted as counsel for Herbalife International, Inc., a Nevada corporation (the "Company"), in connection with the proposed filing with the Securities and Exchange Commission expected to be made on or about November 15, 1996 under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering (i) 5,000,000 shares of the Company's Common Stock, par value $.01 per share (the "Shares") and (ii) $9,000,000 in Deferred Compensation Obligations which represent unsecured obligations of the Company to pay compensation in the future in accordance with the terms and conditions of the Herbalife Senior Executive Deferred Compensation Plan, the Herbalife Management Deferred Compensation Plan and the Herbalife Master Trust Agreement for Deferred Compensation Plans (the "Deferred Compensation Plans"). As your counsel in connection with this transaction, we have examined such matters and documents as we have deemed necessary or relevant as a basis for this opinion.

    Based on these examinations, it is our opinion that (i) the Shares, when issued and paid for in the manner referred to in the Registration Statement, will be legally and validly issued, fully-paid and non-assessable and (ii) the Deferred Compensation Obligations, when issued in accordance with the provisions of the Deferred Compensation Plans, will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general equity principles.

    We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the reference to this firm under the caption "Legal Matters" in the Reoffer Prospectus forming a part of this Registration Statement.



                             Very Truly Yours,


                             /s/ IRELL & MANELLA LLP
                             -----------------------
                             Irell & Manella LLP

                                     EXHIBIT 23.1

               CONSENT OF INDEPENDENT AUDITORS -- DELOITTE & TOUCHE LLP


    We consent to the incorporation by reference in this Registration Statement of Herbalife International, Inc. on Form S-8 of our report dated February 12, 1996, appearing in the Annual Report on Form 10-K of Herbalife International, Inc. for the year ended December 31, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


DELOTITE & TOUCHE LLP


Los Angeles, CA
November 14, 1996


                                       -xxiii-

                                      EXHIBIT 24

                                  POWER OF ATTORNEY

    Reference is made to the signature pages of this Registration Statement.


                                        -xiv-